UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2004

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-108355	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Ave. Orlando, Florida	32801
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On December 16, 2004, the board of directors of CNL Income Properties, Inc. (the “Company”) authorized the Company to issue approximately 48,533 restricted shares of common stock at a share price of $10.00 per share to CNL Financial Group, Inc., an affiliate of the Company (“CFG”), in exchange for the cancellation of a loan due to CFG of approximately $485,326, including accrued interest. The loan was originally provided by CFG to fund distributions previously declared by the Company for stockholders of record on September 20, 2004 that were paid on September 30, 2004, and distributions to stockholders of record on October 1, 2004 and November 1, 2004 that have elected to receive monthly cash distribution payments. CFG is the parent company of the Company’s advisor and is wholly owned by the Company’s chairman of the board and his wife.

On December 16, 2004, the board of directors also authorized the Company to issue approximately 69,173 restricted shares of common stock at a share price of $10.00 per share to CFG in exchange for a capital contribution of approximately $691,725. The proceeds of the stock issuance will be used to fund the distributions declared for stockholders of record on October 1, November 1, and December 1, 2004, respectively, which will be paid by December 31, 2004.

Both of the above securities transactions were made under the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL INCOME PROPERTIES, INC.

Date: December 16, 2004	By:	/s/ R. Byron Carlock, Jr.
	Name:	R. Byron Carlock, Jr.
	Title:	President

2